Exhibit 1.1

PLAN STOCK PURCHASE AGREEMENT

THIS PLAN STOCK PURCHASE AGREEMENT (“Agreement”) is made this 11th day of May, 2009, between THE DOW CHEMICAL COMPANY (the “Company”) and FIDELITY MANAGEMENT TRUST COMPANY, not in its individual or corporate capacity, but solely as trustee (the “Trustee”) of THE DOW CHEMICAL COMPANY EMPLOYEES’ SAVINGS PLAN TRUST (“Purchaser” or the “Trust”), a separate trust created under The Dow Chemical Company Employees’ Savings Plan (the “Plan”).

RECITALS:

WHEREAS, the Company sponsors the Plan; and

WHEREAS, pursuant to an agreement (the “Trust Agreement”) between  Fidelity Management Trust Company  and the Company, the Trustee serves as a  trustee of the Plan in accordance with the Trust Agreement; and

WHEREAS, the Plan includes a leveraged employee stock ownership plan component (“LESOP Component”); and

WHEREAS, the LESOP Component includes a suspense account (“Suspense Account”) which holds $552,528,842.34 in cash and short term investments (the “Suspense Account Cash”); and

WHEREAS, Section 4.1 of the Plan Document,  and the Trust Agreement, provide that the Plan shall purchase shares (“Shares”) of common stock of the Company using the $552,528,842.34 Suspense Account Cash no later than 90 days following April 1, 2009, or such later date as set forth in Section 4.1 of the Plan ; and

WHEREAS, the named fiduciary (“Named Fiduciary”) for the Plan is the Benefits Governance and Finance Committee of The Dow Chemical Company (“BGFC”); and

WHEREAS, pursuant to an amendment to the Trust Agreement, the Trustee shall be directed by the Named Fiduciary or an investment manager appointed by the Named Fiduciary, with respect to the purchase of the Shares; and

WHEREAS, BGFC, as the named fiduciary for the Plan, appointed Independent Fiduciary Services, Inc. (“IFS”) in accordance with section 402(c)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) to serve as a fiduciary and investment manager of the Plan within the meaning of section 3(21) of  ERISA pursuant to an Investment Manager Engagement Agreement by and Among The Dow Chemical Company, the Benefits Governance and Finance Committee of The Dow Chemical Company and Independent Fiduciary Services Inc., executed on March 12, 2009 (“Investment Manager Engagement Agreement”) with authority and responsibility to direct the Trustee to purchase shares (“Shares”) of common stock of the Company, par value $2.50 per share, (the “Common Stock”) using the Suspense Account

Cash as required by the Plan unless IFS determines that proceeding with such purchases would violate ERISA; and

WHEREAS, IFS is an investment advisor under the Investment Advisors Act of 1940; and

WHEREAS, IFS has determined pursuant to the Investment Manager Engagement Agreement that the purchase of 36,698,005 Shares at $15.0561 per Share by the Trustee on behalf of the Plan with the Suspense Account Cash pursuant to Section 4.1 of the Plan does not violate ERISA; and

WHEREAS, IFS, as a result, has directed the Trustee to purchase the Shares with the Suspense Account Cash; and

WHEREAS, the Company desires to sell, and Purchaser desires to purchase, the Shares, with an aggregate purchase price of $552,528,833.08, on behalf of the Plan; and

WHEREAS, to induce Purchaser to purchase the Shares, the Company wishes to make (i) various representations and warranties and (ii) certain covenants for the benefit of Purchaser.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, covenants, and undertakings contained herein, and subject to the terms and conditions herein set forth below, the parties to this Agreement hereby agree as follows:

SECTION 1.	PURCHASE OF SHARES

Subject to the terms and conditions of this Agreement, the Company hereby sells to the Purchaser, and Purchaser hereby purchases from the Company, the number of whole Shares determined in accordance with Section 2 for the Purchase Price described therein.

SECTION 2.	PURCHASE PRICE AND PAYMENT

(a)           Upon  the Company’s transfer and delivery to Purchaser of the Shares at Settlement, subject to the terms and conditions of this Agreement, Purchaser shall deliver to the Company at Settlement by wire transfer in accordance with the following wire instructions the amount of Five Hundred Fifty Two Million, Five Hundred Twenty-Eight Thousand, Eight Hundred Thirty- Three Dollars and Eight Cents ($552,528,833.08) (the “Purchase Price”) from the Suspense Account Cash in immediately available funds:

The Dow Chemical Company
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 The whole number of Shares purchased hereunder shall be equal to the quotient obtained by dividing (A) the Purchase Price by (B) $15.0561, which is the negotiated price per Share.

(b)          Fractional Shares.  No fractional shares of common stock will be issued to the Purchaser.

SECTION 3.	SETTLEMENT

(a)          Time and Place.  The settlement (the “Settlement”) of the purchase of the Shares shall be held as soon as practicable, but in no event more than three days after the date of this Agreement, upon a date and at a location mutually agreed upon by the Trustee and the Company on the date hereof.  The date of the Settlement is referred to herein as the “Settlement Date.”

(b)          Deliveries.  On the Settlement Date, the Trustee shall deliver the Purchase Price in the manner described in Section 2(a) and the Company shall cause the Shares purchased hereunder to be issued to the Plan in the name of the Trustee through the facilities of The Depository Trust Company, unless Purchaser shall otherwise instruct.  Shares shall be delivered into the following account:

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(c)          The Shares to be purchased hereunder shall, upon issuance, be the subject of a registration statement on an appropriate form that has been declared effective by the SEC, and such declaration of effectiveness shall not have been withdrawn.

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Purchaser as follows:

(a)          Corporate Existence and Authority.  The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite corporate power to execute, deliver and perform this Agreement; and (iii) has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)          Trustee Appointment.  The Company has taken all necessary corporate actions to appoint Fidelity Management Trust Company as trustee of the Trust.

(c)          IFS Appointment.  The Company has taken all necessary corporate actions to appoint IFS as fiduciary and investment manager of the Plan with the authority to direct the Trustee to enter into this Agreement.

(d)          No Conflict.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or constitute a default under (i) the Company’s Certificate of Incorporation or By-Laws, (ii) any

material agreement, indenture or other instrument to which the Company is a party or by which the Company or its assets may be bound or subject, or (iii) any law, regulation, order, arbitration award, judgment or decree applicable to the Company.

(e)          Validity.  This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors’ rights generally, or by general equitable principles.

(f)          The Shares.  The Shares have been duly authorized and issued, and when delivered against payment therefor as provided in Section 2 hereof, will be duly and validly issued and will constitute fully-paid and nonassessable shares of Common Stock of the Company.  The Company will convey to Purchaser, on the date of Settlement, good and valid title to the Shares free and clear of any liens, claims, security interests and encumbrances, except for (i) beneficial interests accruing to Plan participants and their beneficiaries and (ii) any liens, claims, security interests and encumbrances, created or imposed by Purchaser.

(g)          Qualifying Employer Securities.         The Shares are “qualifying employer securities” within the meaning of Section 407(d)(5) of ERISA and can be held in the Suspense Account, subject to the terms of the Plan, to the same extent as if they were purchased with the proceeds of the LESOP note.

(h)          Consents.  The Company is not subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, charter, bylaw, contract, commitment, lease, agreement, instrument or other restriction of any kind which would prevent the Company’s consummation of this Agreement or any of the transactions contemplated hereby without the consent of any third party, which would require the consent of any third party to the consummation of this Agreement or any of the transactions contemplated hereby, or which would result in any penalty, forfeiture or other termination as a result of such consummation (other than with respect to consents that have been obtained).

(i)           Financial Statements.  The financial statements of the Company filed (but excluding any financial statements that are solely “furnished”) with the Securities Exchange Commission (the “SEC”) in the Company’s Recent SEC Reports were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and present fairly, in all material respects, in accordance with GAAP, the consolidated financial condition, results of operations and changes in financial position of the Company as of the respective dates thereof.  “Recent SEC Reports” means: (i) the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008; (ii) the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2009; (iii) each of the Company’s Current Reports on Form 8-K filed since the end of the Company’s fiscal year ended December 31, 2008 (but excluding Current Reports on Form 8-K that are solely “furnished” rather than filed); and (iv) amendments filed to each of the preceding reports.

(j)           SEC Filings.  Purchaser has filed with the SEC all material forms, statements, reports and documents (the “SEC Filings”) required to be filed by it during its last three fiscal years and the period subsequent to the end of its last completed fiscal year to the date hereof under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules and regulations promulgated thereunder. As of its filing date, each SEC Filing complied as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.  As of its filing date, each SEC Filing did not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(k)          Plan Matters.  The Plan and the Trust have been duly authorized, organized and established by all necessary corporate action on the part of the Company.  The Plan is a legal and valid employee stock ownership plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the “Code”) and ERISA Section 407(d)(6), is intended to be qualified under Section 401(a) of the Code, and the Trust is intended to be exempt from taxation under Section 501(a) of the Code, and has received a favorable determination letter from the Internal Revenue Service (the “IRS”).

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE TRUSTEE.

The Trustee represents and warrants to the Company as follows:

(a)          Trustee Existence and Authority.  The Trustee is a trust company organized and validly existing under the laws of the Commonwealth of Massachusetts.  The Trustee has all requisite power and authority to act as Trustee and exercise trust powers, including without limitation, the trust powers provided in and contemplated under the Trust Agreement.  Further, the Trustee, on behalf of the Trust and at the direction of IFS, has full power and authority under the Trust to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Trustee on behalf of the Trust.

(b)          No Conflict.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or constitute a default under (i) the terms of the Trust, (ii) any agreement, indenture or other instrument to which the Trust is a party or by which the Trust or its assets may be bound or subject, or (iii) any law, regulation, order, arbitration award, judgment or decree applicable to the Trust.

(c)          Validity.  The Trustee has signed this Agreement not in its individual or corporate capacity but solely in its capacity as the  Trustee, as directed by IFS  (except that IFS’s direction does not apply to this Section 5)  and this Agreement constitutes the legal, valid and binding obligation of the Trustee and the Trust and is enforceable in accordance with its provisions, except to the extent limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally, or by general equitable principles.  The execution, delivery and performance of this Agreement by the Trustee, on behalf of the Trust, and the consummation of the transactions contemplated herein do not and will not require the Trustee to obtain the consent or approval of, or make any filing with, any person or public authority.

(d)          No Commissions.  The Trustee has not incurred any obligation for any finder’s, broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

(e)          Litigation and Compliance with Governmental Rules.  There are no current actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of the Trustee, threatened against the Trust.  The Trust is not subject to any court or administrative judgment, order, or decree that would reasonably be anticipated to have a material adverse effect on the Trust’s right to enter into the transaction contemplated by this Agreement.

SECTION 6.	COVENANTS OF THE COMPANY.

The Company hereby covenants and agrees with the Trustee as follows:

(a)          Plan Qualification.  The Company shall apply for favorable determination letters with respect to the matters referenced in Section 4(k) and shall make such amendments as the IRS requests within the remedial amendment period allowed by Section 401(b) of the Code and the regulations thereunder; provided that no such amendments shall have a material adverse effect on the transactions contemplated hereby.  In addition, the Company will file with the IRS any amendments to the Plan that are required with respect to the Plan within the time prescribed by law for obtaining an effective date for the amendments that is retroactive to the earliest date allowed by the IRS.

(b)          Expenses.  The Company will cause the Plan to pay the reasonable expenses of the Trustee and the Trust (including, without limitation, the fees of its legal and financial advisors) which are incurred (i) in connection with the authorization, preparation, execution, performance, negotiation and/or review of this Agreement and the documents ancillary thereto or (ii) in the performance of the Trustee’s duties under and with respect to the Trust and the Plan following the Settlement, except to the extent the Company pays such expenses.

SECTION 7.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

The representations and warranties in this Agreement or any instrument delivered pursuant to this Agreement shall survive until the third anniversary of the Settlement.

SECTION 8.	SEVERABILITY.

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision under this Agreement.

SECTION 9.	ASSIGNMENT, SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No party shall assign any of its rights or obligations hereunder without the prior written consent of the other party, except that the Trustee may assign its rights and obligations hereunder without consent to any successor trustee or trustees of the Trust or any successor Trust of the Plan.

SECTION 10.	GENERAL

(a)          Execution of Counterparts.  For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

 (b)         Notices.  All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered personally or by registered or certified mail, postage prepaid, or facsimile as follows:

If to the Company:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Attention:	Charles J. Kalil, Executive Vice President, Law and Government Affairs,
and General Counsel and Corporate Secretary
Facsimile:  (989) 638-9347

Copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Attention:  Joel S. Klaperman, Esq.
Facsimile:  (646) 848-8021

If to the Trust to:

Fidelity Management Trust Company
82 Devonshire Street
Boston, MA 02109
Attention:  PWI Contracts, MM1M

and to:

Independent Fiduciary Services, Inc.
744 Broad Street, Suite 1120
Newark, NJ 07102
Attention: Andrew Irving
Managing Director and General Counsel
Facsimile:  973.424.6419

(c)          Governing Law. This Agreement shall be governed by and construed in accordance with ERISA, the Code and, to the extent not preempted by Federal law, the laws of the Commonwealth  of Massachusetts.  Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under ERISA and the Code, and the regulations issued thereunder, but if any provision of this Agreement shall be prohibited or invalid under such statutes or regulations, such provision shall be unenforceable and ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(d)          Amendments, Waivers, Discharges, etc.  This Agreement may not be amended or modified except by a writing signed by all parties to be bound by the amendment or modification.  The failure of a party to enforce any provision of this Agreement shall not be deemed a waiver by such party of any other provision or subsequent breach of the same or any other obligation hereunder.

(e)          Entire Agreement.  This Agreement contains all the terms agreed upon by the parties with respect to the purchase and sale of the Shares and, except as to the Trustee’s Engagement Letter, it supersedes all prior agreements, arrangements, or understandings, whether oral or written, with respect to the purchase and sale of the Shares.

(f)          Action as Trustee.  The Trustee has signed and delivered this Agreement solely as trustee of the Plan, and not in its individual or corporate capacity.  The performance of this Agreement by the Trustee, and all duties, obligations, and liabilities of the Trustee under this Agreement, will be undertaken by the Trustee only in its capacity as the trustee of the Plan.  The Trustee does not undertake any individual or corporate liability or obligation by virtue of the signing and delivery of this Agreement or by reason of the representations, warranties, and covenants contained in this Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

The Trust:

Fidelity Management Trust Company, not in its
individual or corporate capacity, but
solely as the Trustee of The Dow Chemical Company Employees’ Savings Plan Trust acting as directed by IFS, except that such direction by IFS is not applicable to Section 5 of this Agreement

By:	/s/ CAROLYN REDDEN
	Name:	Carolyn Redden
	Title:	Senior Vice President

 The Dow Chemical Company:

By:	/s/ CHARLES J. KALIL
	Name:	Charles J. Kalil
	Title:	Executive Vice President,
General Counsel and Corporate Secretary